Exhibit 35.1
ANNUAL COMPLIANCE STATEMENT
Re: The Pooling and Servicing Agreement, dated as of February 28, 2008, relating to National City Mortgage Capital Trust 2008-1 (the “Servicing Agreement”)
I, Philip D. Cunningham III, Executive Vice President of National City Bank (as successor to National City Mortgage Co.) and its subsidiary National City Mortgage Services, Inc. (together “National City”), hereby state that a review of the activities of National City during the calendar year 2008 and of National City’s performance under the Servicing Agreement has been made under my supervision.
To the best of my knowledge, based on such review, National City has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout 2008.

/s/ Philip D. Cunningham III
Philip D. Cunningham III
Executive Vice President National City Bank

March 20, 2009

/s/ Philip D. Cunningham III
Philip D. Cunningham III
Executive Vice President National City Mortgage Services, Inc.

March 20, 2009

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